Exhibit 4.9
Execution Version

EIGHTH SUPPLEMENTAL INDENTURE
THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of April 5, 2016 (the “Eighth Supplemental Indenture”), among INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a company duly organized and existing under the laws of the State of Delaware (the “Issuer”), INGERSOLL-RAND COMPANY, a company duly organized and existing under the laws of the State of New Jersey (the “Co-Obligor”), INGERSOLL-RAND PLC, a public limited company duly incorporated and existing under the laws of Ireland (“IR Parent”), INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, a company duly organized and existing under the laws of Bermuda (“IR International”), INGERSOLL-RAND LUXEMBOURG FINANCE S.A., a Luxembourg public company limited by shares (société anonyme) with registered office at 16, avenue Pasteur, L-2310 Luxembourg and registered with the Trade and Companies Register under number B 189.791 (“IR Lux”), INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.à.r.l., a Luxembourg limited liability company (société à responsabilité limitée) with registered office at 16, avenue Pasteur, L-2310 Luxembourg and registered with the Trade and Companies Register under number B 182.971 and with a share capital of USD 20,000 (“IR Lux International” and, together with IR Parent, IR International and IR Lux, the “Guarantors”), INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY, a company duly incorporated and existing under the laws of Ireland (the “New Guarantor”), and WELLS FARGO BANK, N.A., a national banking association, acting as Trustee under the Indenture, as defined herein (the “Trustee”).
RECITALS:
WHEREAS, the Issuer, the Co-Obligor, the Guarantors and the Trustee are parties to that certain Indenture, dated as of August 12, 2008 (as supplemented, the “Indenture”), as supplemented by the First Supplemental Indenture dated as of August 15, 2008, the Second Supplemental Indenture dated as of April 3, 2009, the Third Supplemental Indenture dated as of April 6, 2009, the Fourth Supplemental Indenture dated as of June 29, 2009, the Fifth Supplemental Indenture dated as of November 20, 2013, the Sixth Supplemental Indenture dated as of October 28, 2014 and the Seventh Supplemental Indenture dated as of December 18, 2015;
WHEREAS, the New Guarantor desires to guarantee the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued heretofore under the Indenture;
WHEREAS, Section 901 of the Indenture provides, among other things, that, the Issuer, the Co-Obligor, the Guarantors and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to make any provisions with respect to matters or questions arising under the Indenture that do not adversely affect the interests of Holders under the Indenture, in any material respect;
WHEREAS, the Issuer, the Co-Obligor and the Guarantors have determined that this Eighth Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing and in reliance on an Officer’s Certificate and an Opinion of Counsel delivered by the Issuer, the Trustee has determined that this Eighth Supplemental Indenture is in form satisfactory to it;
WHEREAS, each of the Issuer, the Co-Obligor, the Guarantors and the New Guarantor have been authorized by resolutions of their respective Boards of Directors to enter into this Eighth Supplemental Indenture;
WHEREAS, the parties hereto shall treat this Eighth Supplemental Indenture as not having resulted in a material modification of the Securities for U.S. federal income tax purposes, including for Foreign

Account Tax Compliance Act purposes; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Eighth Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.
WITNESSETH:
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Co-Obligor, the Guarantors, the New Guarantor and the Trustee hereby agree as follows:
ARTICLE ONE

DEFINITIONS
Section 101. Capitalized terms in this Eighth Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.
Section 102. “Additional Guarantee” shall mean the guarantee by the New Guarantor, as authenticated and delivered pursuant to this Eighth Supplemental Indenture, which guarantee is set forth in Article Two of this Eighth Supplemental Indenture.
Section 103. “Supplemented Indenture” shall mean the Indenture as supplemented by this Eighth Supplemental Indenture.

ARTICLE TWO

ADDITIONAL GUARANTEE OF THE NEW GUARANTOR
Section 201. The New Guarantor represents and warrants to the Trustee as follows:
(a)The New Guarantor is duly incorporated and validly existing under the laws of Ireland.
(b)The execution, delivery and performance by it of this Eighth Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.
Section 202. Additional Guarantee of the New Guarantor.
(a)The New Guarantor hereby fully and unconditionally guarantees, jointly and severally with the other Guarantors, to each Holder of a Security of each series heretofore authenticated and delivered by the Trustee for such Securities under the Indenture and to such Trustee for itself and on behalf of each such Holder, the due and punctual payment of principal of (and premium, if any, on) and interest on such Securities when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and all other amounts owed under the Indenture, according to the terms thereof and of the Indenture. In case of the failure of the Issuer promptly to make any such payment of principal (and premium, if any, on) or interest, the New Guarantor hereby agrees to make any such payment to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.
(b)The New Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, joint and several, irrespective of, and shall be unaffected by any failure to enforce the provisions of such Security or the Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of such Security or the Trustee for the Securities of such series or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the New Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration or the maturity thereof pursuant to Article Five of the Indenture. The New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that the Additional Guarantee of the New Guarantor will not be discharged except by payment in full of the principal of (and premium, if any, on) and interest on such Security or as otherwise set forth in the Indenture; provided, that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the New Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the New Guarantor any amount paid either to the Trustee or such Holder, the Additional Guarantee of the New Guarantor, to the extent theretofore discharged, shall be reinstated in full force and effect.
(c)The New Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee for the Securities of such series against the Issuer in respect of any amounts paid to such Holder by the New Guarantor pursuant to the provisions of its Additional Guarantee; provided, however, that the New Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of (and premium, if any, on) and interest on all Securities of the same series issued under the Indenture shall have been paid in full.
Section 203. Execution and Delivery of the Additional Guarantee of the New Guarantor.
To evidence its Additional Guarantee set forth in Section 202 of this Eighth Supplemental Indenture, the New Guarantor hereby agrees that this Eighth Supplemental Indenture shall be executed, manually or by facsimile, on behalf of the New Guarantor by its Chairman of the Board of Directors, its President or one of its Vice Presidents and by its Treasurer or one of its Assistant Treasurers or its Secretary or one of its Assistant Secretaries.

The New Guarantor hereby agrees that its Additional Guarantee set forth in Section 202 of this Eighth Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Additional Guarantee on the Securities.

If an Officer of the New Guarantor whose signature is on this Eighth Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Securities, the Additional Guarantee of the New Guarantor shall be valid nevertheless.

The delivery of any Securities by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Additional Guarantee of the New Guarantor set forth in this Eighth Supplemental Indenture on behalf of the New Guarantor.

Section 204. This Article Not to Prevent Events of Default.
The failure to make a payment on account of principal of (and premium, if any, on) or interest on the Securities by reason of any provision of this Article Two of this Eighth Supplemental Indenture will not be construed as preventing the occurrence of an Event of Default.
Section 205. Amendment, Etc.
No amendment, modification or waiver of any provision of the Indenture relating to the New Guarantor or consent to any departure by the New Guarantor or any other Person from any such provision will in any event be effective unless it is signed by the New Guarantor and the Trustee for the Securities of such series.
Section 206. Limitation on Liability.
The obligations of the New Guarantor hereunder will be limited to the maximum amount as will not result in the obligations of the New Guarantor under its Additional Guarantee constituting a fraudulent conveyance or fraudulent transfer, after giving effect to all other relevant liabilities of the New Guarantor.

ARTICLE THREE

MISCELLANEOUS
Section 301. This Eighth Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Eighth Supplemental Indenture forms a part thereof.
Section 302. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 303. This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 304. The Article headings herein are for convenience only and shall not affect the construction hereof.
Section 305. If any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with any provision of the Supplemented Indenture which is required to be included in the Supplemented Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
Section 306. In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 307. Nothing in this Eighth Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Eighth Supplemental Indenture or the Securities.
Section 308. The Trustee accepts the amendments of the Indenture effected by this Eighth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the Co-Obligor, the Guarantors and the New Guarantor, or for or with respect to (i) the validity or sufficiency of this Eighth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first above written.

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, as the Issuer By /s/ Janet C. M. Pfeffer Name: Janet C. M. Pfeffer Title: Vice President and Treasurer

INGERSOLL-RAND COMPANY, as the Co-Obligor By /s/ Janet C. M. Pfeffer Name: Janet C. M. Pfeffer Title: Vice President and Treasurer

INGERSOLL-RAND PLC, as a Guarantor By /s/ Janet C. M. Pfeffer Name: Janet C. M. Pfeffer Title: Vice President and Treasurer

INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, as a Guarantor By /s/ Janet C. M. Pfeffer Name: Janet C. M. Pfeffer Title: Vice President and Treasurer

INGERSOLL-RAND LUXEMBOURG FINANCE S.A., as a Guarantor By /s/ David Butow Name: David Butow Title: Director

INGERSOLL-RAND LUX INTERNATIONAL HOLDING COMPANY S.à.r.l., as a Guarantor By /s/ David Butow Name: David Butow Title: Director

[Eighth Supplemental Indenture to 2008 Indenture]

INGERSOLL-RAND IRISH HOLDINGS UNLIMITED COMPANY, as the New Guarantor By /s/ Christopher Donohoe Name: Christopher Donohoe Title: Chairman of the Board

WELLS FARGO BANK, N.A., as Trustee By Yana Kisienko Name: Yana Kisienko Title: Vice President

[Eighth Supplemental Indenture to 2008 Indenture]